Exhibit 23.4

Consent and Report on Financial Statement Schedules of Independent Registered Public Accounting Firm

To The Board of Directors

Dollarama Group Holdings L.P.

We hereby consent to the use in this amendment No. 3 to the Registration Statement (SEC File No. 333-143444) of Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation of our report dated March 31, 2006 (except for Note 18, as to which the date is October 30, 2007) relating to our audit of the consolidated financial statements of Dollarama Group L.P. and our report dated April 8, 2005 relating to the combined statements of S. Rossy Inc. and Dollar A.M.A. Inc. (the predecessor) which appear in the Prospectus, which is a part of this Registration Statement.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement Schedule I – Condensed Financial Information of Dollarama Group Holdings L.P. These financial statement schedules are the responsibility of the partnership’s management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements of Dollarama Group Holdings L.P. In our opinion, such financial statement schedules, when considered in relation to basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the reference of our firm under the heading “Experts” in such Prospectus.

Montreal, Quebec	/s/ RSM Richter LLP
December 4, 2007	Chartered Accountants